UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2011

BERGIO INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	333-150029	27-1338257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12 Daniel Road
East Fairfield, NJ 07004
(Address of principal executive offices) (Zip Code)

(973) 227-3230
(Registrant’s telephone number, including area code)

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 1, 2011, Bergio International Inc. (the “Company”) entered into an amended and restated employment agreement (the “Amended Agreement”) with Berge Abajian (“Abajian,” and together with the Company, the “Parties”), restating that certain employment agreement by and between Parties as of February 28, 2010.

Pursuant to the terms of the Amended Agreement, Abajian shall serve as the Company’s Chief Executive Officer for a period of five years, commencing retroactively on February 28, 2010, and expiring on February 28, 2015 (the “Term”).  Upon conclusion of the Term, the Amended Agreement shall be automatically renewed for successive one year periods upon the same terms and conditions unless terminated by either of the Parties in accordance with the Amended Agreement’s terms.

Abajian is to receive a base salary in the amount of $175,000 per annum for year one, commencing on February 28, 2010, and shall increase at a rate of three percent (3%) per annum for each consecutive year after 2010 or at such rates as are approved from time to time by the Company’s board of directors.  In addition, Abajian is to receive an annual bonus equal to one-half percent (0.5%) based upon the Company’s annual net profit before taxes.  Abajian is also eligible to participate in the Company’s medical insurance plan, life insurance plan or any 401(k), pension or similar plans that are now or may be in the future established, for the general benefit of the Company’s senior executives.  Further, and pursuant to the terms of the Amended Agreement, the Company is to issue to Abajian 51 shares of the Company’s Series A Preferred Stock, par value $0.001 per share, subject to certain increases.

The above description of the Amended Agreement does not purport to be complete and is qualified in its entirety by the full text of the document itself, attached hereto as an exhibit.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 2, 2011, the Company amended its certificate of incorporation by filing a certificate of designation with Secretary of State of Delaware that designates a series of preferred stock (the “Series A Preferred Stock”).  The following is a summary of the terms and rights of the Series A Preferred Stock:

•	Number of Shares - The number of shares of Series A Preferred Stock authorized shall be 51 shares.

•	Stated Value - The stated value per share of the Series A Convertible Preferred Stock is $0.001, as may be adjusted for any stock dividends, combinations or splits with respect to such shares.

•
Dividends - Initially, there will be no dividends due or payable on the Series A Preferred Stock.  Any future terms with respect to dividends shall be determined by the Company’s board of directors consistent with the Company’s Certificate of Incorporation.  Any and all such future terms concerning dividends shall be reflected in all amendment to this Certificate, which the board of directors shall promptly file or cause to be filed.

•
Liquidation Preference - Upon the occurrence of a liquidation event, the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis.  Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the Company’s board of directors, our of funds legally available for the payment of dividends.

•
Rank - All shares of the Series A Preferred Stock shall rank (i) senior to the Company’s common stock and any other class or series of capital stock of the Company hereafter created; (ii) pari passu with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock; and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company.

•
Voting - Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.  With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s Certificate of Incorporation or bylaws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of the Bergio International Inc. Series A Preferred Stock, as filed with the Delaware Secretary of State on September 2, 2011.

10.1	Amended and Restated Employment Agreement, dated September 1, 2011, by and between Bergio International Inc. and Berge Abajian, individually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERGIO INTERNATIONAL INC.

Date: September 8, 2011	By:	/s/ Berge Abajian
Name: Berge Abajian
Title: Chief Executive Officer